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                                                                   EXHIBIT 4.13


     EXECUTIVE EMPLOYMENT AGREEMENT

     This executive employment agreement ("Agreement") is made and entered into between Diageo North America, Inc. (the "Company") and NAME ("Executive"), and sets forth the terms and conditions of Executive's employment with the Company.


1.   COMPENSATION

     1.1. SALARY

     Executive's annual base salary shall be SALARY per annum, subject to periodic increases in accordance with the Company's Total Rewards Compensation Plan, but not subject to any decreases below the base salary during the term of this Agreement.

     1.2. INCENTIVE PLAN

     Executive shall continue to be eligible for an annual incentive ("Incentive") in accordance with terms and conditions of the Company's Economic Profit Incentive Plan (the "Incentive Plan"). Executive's declared bonus under the Incentive Plan is xx% of base salary.

     1.3. DIAGEO SENIOR EXECUTIVE SHARE OPTION PLAN

     Executive shall participate in the Senior Executive Share Option Plan in accordance with the provisions of that plan.

     1.4. TSR PLAN

     Executive shall participate in the TSR Plan in accordance with the provisions of that plan.


2.   BENEFITS

     Executive shall participate in the benefit plans of the Company described in Exhibit 1 hereto. Such benefits shall be subject to and governed by the terms of the applicable benefits plan.


3.   TERMINATION OF AGREEMENT AND EMPLOYMENT RELATIONSHIP

     This Agreement and Executive's employment relationship with the Company may be terminated under the following circumstances:

     3.1  DEATH

     In the event of the death of Executive, this Agreement and the employment relationship shall automatically terminate. In such event, the Company's sole obligation shall be to pay the legal representative of Executive's estate any unpaid portion of the Executive's annual Salary through the date of death at the rate in effect at the time of death, and all other amounts owed, if any, under any compensation plan of the Company to which Executive is entitled as of the date of the Executive's death. Said payments shall be made within fifteen (15) days of the death of Executive. In addition, the legal representative of Executive's estate shall be paid a prorated Incentive to the extent Executive is eligible at the time of death.



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     3.2  DISABILITY

     If Executive is absent from or unable to perform the Executive's job duties for six (6) months during any twelve (12) month period because Executive is physically or mentally incapacitated so as to render Executive incapable of performing the Executive's usual and customary duties under this Agreement with reasonable accommodation, the Company may terminate this Agreement and the employment relationship. In such event, the Company's sole obligation shall be to pay Executive any unpaid portion of the Executive's annual Salary through the date of termination at the rate in effect at the time the disability commenced (and as set forth in the applicable Disability
     Plan), and all other unpaid amounts, if any, under any compensation plan of the Company to which Executive is entitled as of the date the disability commenced. Said payments shall be made at the time such payments would normally have been made. In addition, Executive shall be paid a prorated Incentive to the extent Executive is eligible at the time the disability commenced.

     3.3  TERMINATION FOR CAUSE BY THE COMPANY

     The Company may terminate this Agreement and the employment relationship without notice at any time for Cause. "Cause" shall include (i) gross insubordination, (ii) falsification of any work, personnel or company records, (iii) unauthorized taking of company funds, property or unauthorized charges against the Company's accounts, (iv) refusal to perform Executive's duties, (v) gross negligence in the performance of Executive's duties, (vi) serious misconduct of any kind, (vii) breach of the Diageo NA, Inc. Code of Conduct, (viii) conviction of the Executive of, or the entering of a plea of guilty or no contest by the Executive to, a felony involving moral turpitude or (ix) any other misconduct by Executive which impacts the Executive's ability to effectively perform Executive's duties.

     3.4  TERMINATION WITHOUT CAUSE BY EITHER PARTY

     The Company or the Executive may terminate this Agreement and Executive's employment without Cause at any time on thirty (30) day's advance written notice to the other party.

     3.5  TERMINATION FOR GOOD REASON BY EXECUTIVE

     Executive may terminate this Agreement and the employment relationship for Good Reason. "Good Reason" shall mean: (i) elimination of the Executive's position without being offered a comparable alternative position (a comparable position is an alternative executive level position within xx% of target cash compensation); and (ii) a reduction in Executive's Base Salary.

     3.6  NOTICE OF TERMINATION

     Any termination of this Agreement and the employment relationship by either party hereto shall be communicated by the other in writing in accordance with the provisions of Paragraph 14, below.

     3.7  DATE OF TERMINATION

     "Date of Termination" shall mean: (i) if Executive's employment is terminated because of death, the date of Executive's death; (ii) if Executive's employment is terminated for disability, the date Notice of Termination is given; (iii) if Executive's employment is terminated for Cause pursuant to Paragraph 3.3, above, the date Notice of Termination is given; and (iv) if Executive's employment is terminated pursuant to either Paragraph 3.4 or 3.5, above, the date specified in the Notice of Termination (which, in either case, shall not be less than thirty (30) days from the date such Notice of Termination is given).



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4.   COMPENSATION UPON TERMINATION

     (a) If this Agreement and the employment relationship are terminated by death or disability of Executive, the Company shall make the payments specified in Paragraphs 3.1 and 3.2, above.

     (b) If this Agreement and the employment relationship are terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay Executive the unpaid portion of his annual Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and all other unpaid amounts under any compensation plan of the Company to which the Executive is entitled as of the time of termination and such payments shall be made at the time they normally would have been made to Executive. The Company shall have no further financial or other obligations to the Executive under this Agreement or otherwise.

     (c) If this Agreement and the employment relationship are terminated by the Company without Cause or by Executive for Good Reason, then:

          (i) the Company shall pay Executive the unpaid portion of his annual Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; and

          (ii) in lieu of any further Salary and Incentive payments to and in exchange for a release approved by the Company , the Company shall pay a sum equal to twenty four (24) months of Salary (including the Notice of Termination period) at the rate in effect at the time Notice of Termination is given, such amount to be paid, at Executive's sole election, in equal monthly installments or a lump sum. Regardless of the option selected, Executive will be entitled to Incentive and Bonus Bank according to the plan provisions in effect at the time of the Notice of Termination; and

          (iii) if the Executive elects installment payments, Executive shall continue to participate in Diageo's medical, dental and vision plans for a period of twenty four (24) months from the Date of Termination or until such time as Executive becomes eligible for coverage under another plan, whichever occurs first. The Executive's participation will cease in all of the Company's other employee benefit plans.

     (d) Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Paragraph 4 by seeking other employment or otherwise Except as provided in Paragraph 4(c)(iii), above, the amount of any such payments or benefits shall not be reduced by any compensation earned by Executive as the result of his employment with a subsequent employer or by retirement benefits, unless such employment is in violation of Section 6 of this Agreement.


5.   DISCLOSURE AND ASSIGNMENT OF TRADE SECRETS AND CONFIDENTIAL INFORMATION

     Executive agrees that with respect to any and all Trade Secrets, Confidential Information and other works made or conceived by the Executive while employed by the Company (or within one year of the termination of the Executive's employment if based on or related to Trade Secrets or Confidential Information), whether solely or jointly with any other person or organization, during or after regular hours of employment:



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     5.1  The Executive will disclose promptly to the Company all such Trade
          Secrets, Confidential Information and other works.

     5.2 The Executive will execute and promptly deliver to the Company (at the Company's expense) such written instruments and do such other acts as may be required to patent, copyright or otherwise protect such Trade Secrets, Confidential Information and other works, and any documentation or other materials pertaining thereto, and to vest the entire right and title thereof in the Company. All such Trade Secrets, Confidential Information and other works, together with any documentation or other materials pertaining thereto, shall be considered work made for hire and prepared by the Executive within the scope of the Executive's employment by the Company.

     5.3 The Company shall have the perpetual and unlimited right, without cost, to use in its business and to sublicense and assign, in whole or in part, any of such Trade Secrets, Confidential Information or other works, and to make, use and sell any and all products, processes, research and services derived from any of such Trade Secrets, Confidential Information or other works. This includes, but is not limited to, using, making and selling products, processes and/or services derived from such Trade Secrets, Confidential Information or other works.


6.   CONFIDENTIALITY

     In consideration of employment by the Company, Executive agrees that during the term of Executive's employment with the Company, and at any time after that employment terminates, Executive will not, without the Company's prior written consent, disclose to any person or entity or use for any purpose any trade secret or confidential or proprietary information of the Company unless required to do so by the discharge of the Executive's duties to the Company. Upon termination of employment with the Company for any reason, Executive shall promptly return to the Company all documents containing any trade secret or confidential or proprietary information of the Company.


7.   NON-SOLICITATION AND NON-COMPETE

     Executive agrees that while employed with the Company, and for a period of twelve (12) months following the Date of Termination with the Company, he shall not, except on behalf of the Company:

     o solicit the business services of any employee of the Company or its affiliates or induce in any manner any employee of the Company or its affiliates to terminate his employment or association with the Company.

     o participate in any manner in the negotiation of distribution agreements for wine or spirits with any distributors or brokers about which the Executive has learned or developed confidential information regarding the Company's contracts, policies or negotiation strategies or plans

     o perform executive, sales, marketing, supervisory or consulting services for Allied-Domecq, Bacardi, Brown-Forman, and/or Anhueser-Busch, or any entity resulting from a merger with or combination of the foregoing entities.



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     Executive recognizes and agree that the foregoing restrictions are reasonable and necessary to protect the Company's trade secrets and that they do not foreclose him from working in the adult beverages industry but only from working in those portions of the industry which will necessarily place the Company's trade secrets at the greatest risk of use or disclosure.

     To the extent that any of the provisions in paragraphs 5, 6, or 7 are held to be overly broad or otherwise unenforceable at the time enforcement is sought, Executive agrees that the provisions shall be reformed and enforced to the greatest extent permissible by law. Executive further agrees that if any provision is held to be enforceable the remaining provisions shall be enforced as written.


8.   CERTAIN RELIEF

     The Executive acknowledges that any breach of Paragraphs 5, 6 or 7 of this Agreement will cause the Company irreparable harm for which there is no adequate remedy at law, and as a result, the Company shall be entitled to the issuance of an injunction, restraining order or other equitable relief without bond by a Court of competent jurisdiction restraining the Executive from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder shall not be deemed a waiver of any right to assert any other remedy the Company may have at law or in equity. If Executive breaches any of the covenants set forth in Paragraph 5, 6 or 7 of this Agreement, Executive agrees to pay all costs (including reasonable attorney's fees) incurred by the Company in establishing that breach and in otherwise enforcing any of the covenants or provisions of this Agreement.


9.   RESIGNATION OF OFFICES

     Upon termination of this Agreement and the employment relationship for any reason, Executive shall immediately resign from all directorships and officerships held in the Company and any entity affiliated with the Company.


10.  RETURN OF COMPANY PROPERTY

     Upon termination of this Agreement and the employment relationship for any reason, Executive shall promptly return all Company property in his possession, including but not limited to, computer hardware/software, credit cards, and cellular phones.


11.  INDEMNIFICATION

     The Company shall indemnify Executive in their capacity as an officer or director of the Company and its subsidiaries or affiliated companies to the fullest extent permitted under the corporate laws of the State of Connecticut.


12.  ENTIRE AGREEMENT

     This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto.


13.  AMENDMENT OR MODIFICATION WAIVER

     No provision of this Agreement may be amended, changed, modified or waived unless such amendment, change, modification or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such



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     other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.


14.  NOTICES

     Any notice to be given hereunder shall be in writing and shall be addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

                     Executive:             EXECUTIVE
                                            TITLE
                                            ADDRESS 1
                                            ADDRESS 2

                     Company:               Senior Vice President, HR
                                            Diageo NA, Inc.
                                            6 Landmark Square
                                            Stamford, CT  06901

     Any notice delivered personally or by courier under this Paragraph 14 shall be deemed given on the date delivered, and any notice sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date the facsimile transmission is completed or the return receipt is signed.


15.  SEVERABILITY

     If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.


16.  SURVIVORSHIP

     The provisions set forth in Paragraphs 3, 4, 5, 6, 7, 8, and 9 hereof shall remain in full force and effect after the termination of this Agreement notwithstanding the termination of this Agreement.


17.  SUCCESSORS: NON-ASSIGNABILITY OF AGREEMENT

     Neither this Agreement nor any rights or obligations hereunder may be assigned by either party hereto without the express written consent of the other, except that this Agreement shall be binding upon and inure to the benefit of any successor to the Company, whether by merger, consolidation, sale or transfer of assets or otherwise, and any reference herein to the Company shall be deemed to include any such successor.


18.  GOVERNING LAW

     This Agreement, and the interpretation thereof, shall be governed by the laws of the State of Connecticut without regard to its conflict of law rules and shall be deemed to have been made in the State of Connecticut.



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19.  ARBITRATION

     The Company and Executive mutually consent to the resolution by arbitration of all claims or controversies, whether or not arising out of Executive's employment or its termination, that Executive may have against the Company, or against its directors, officers, employees or agents, or that the Company may have against Executive.

     Executive and the Company agree that any arbitration shall be in accordance with the then-current employment arbitration procedures of the American Arbitration Association before an arbitrator who is licensed to practice law in Connecticut. The arbitration shall take place in Stamford, Connecticut.


20.  HEADINGS

     All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.


21.  WITHHOLDINGS

     All payments to Executive under this Agreement shall be reduced by all applicable withholdings required by federal, state or local law.




By:___________________________________     Dated:_______________________
EXECUTIVE



Diageo



By:___________________________________     Dated:________________________
NAME
TITLE



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EXHIBIT 1


                      SUMMARY OF BENEFIT PLANS AND PROGRAMS


RETIREMENT PROGRAMS

o DIAGEO, NA, INC. SAVINGS 401(K) PLAN: You will be eligible to participate on the first day of the month coincident with or following the day you have completed one year of service. For more plan details, review the Diageo North America, Inc. Savings Plan (401(k)) Summary Plan Description on the HR website -- MyLink.

o DIAGEO, NA, INC. CASH BALANCE PLAN (PENSION): You will be eligible to participate on the first day of the month coincident with or following the day you have completed one year of service. This is a company-provided pension plan and enrollment is automatic. Upon enrollment the company contributes 10% of your base salary plus designated pensionable bonus(s) into the plan up to the statutory limit of $160,000 per annum. Contributions will be credited quarterly with a rate of interest equal to the 30-Year Treasury rate.

o DIAGEO, NA, INC. BENEFIT SUPPLEMENT PLAN: You will be eligible to participate in this plan on the first day of the month coincident with or following the day you have completed one year of service. Contributions credit on any pensionable earnings over $200,000 are credited in an account under this non-qualified Plan. The contributions and interest credits are the same as the qualified Cash Balance Pension Plan. Since this plan is non-qualified, any amounts accrued are not subject to ERISA legislation and, as such, are not eligible for direct rollover when distributed.

o DIAGEO, NA, INC. DEFERRED COMPENSATION PLAN: You will be eligible to participate in this plan if you complete and submit the enrollment materials within 30 days of your appointment. The plan provides an opportunity to defer current compensation on a pre-tax basis.


FINANCIAL PLANNING & SUPPORT PROGRAMS

o FINANCIAL COUNSELLING: You are entitled to be reimbursed up to a maximum of [SUM] per annum for fees charged for services by the Company's financial services vendor.

o ESTATE PLANNING: You are entitled to a one life-time reimbursement of estate planning fees, up to a maximum of [SUM].

o TAX PREPARATION: You are entitled to be reimbursed up to a maximum of [SUM] per calendar year for fees charged for services by the Company's financial services vendor.


WELFARE BENEFIT PROGRAMS

o MEDICAL, DENTAL, VISION: You are eligible to participate in the medical, dental and vision plans. In addition, you can also participate in the Express Pharmacy Service Mail-Order Drug Program.

o LIFE INSURANCE AND AD&D: You are entitled to participate in Core Benefits and/or Buy-up Benefits.

o    DISABILITY INSURANCE:



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     --   Short Term Disability: Short Term Disability is provided for first six months of disability, the first three months at 100% of base pay and the next three months at 60% of base pay.

     -- Long Term: Long Term Disability is provided after six months of disability. Due to the coverage provisions of the Executive LTD programs, we recommend an election coverage of 60%.

     -- Executive Long Term: You will be covered under the Executive Long Term Disability Program. The premiums as an active employee will be paid by the Company. Details will be sent under separate cover from the Executive LTD Insurance Carrier.


OTHER PROGRAMS

o PERQUISITE ALLOWANCE: You will receive an annual perquisite allowance of [SUM] (less applicable withholding taxes).

o FLEXIBLE SPENDING ACCOUNTS (FSA): You are eligible to participate in the FSA Plan and can use Dependent Care Account if your spouse is working full time or you have a regularly scheduled day care arrangements with a licensed facility.

o VACATION AND VACATION BUY: You will be entitled to five weeks vacation per calendar year. Your first year entitlements will be pro-rated from date of hire. You may elect to buy up to an additional week of vacation per calendar year.

o BRAND AMBASSADOR PROGRAM: You will be entitled to receive an allowance of [SUM] per quarter, for the purchase of Company brands upon the completion of the Quarterly Brand Tutorial program.



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